Exhibit 99.2

February 5, 2007 Investor Conference Call

Objective
-	Communicate new Four Step Oil Aggregation Strategy
-	The currency to achieve 10 billion barrels oil in place and $1.8 to $2.3 billion market cap is our proposed share increase
-	Communicate Signet and Proposed Peace Oil Updates

Hopefully investors have had a chance to see our additional shareholder materials that we posted to our website on Friday, February 2, 2007. We welcome investors with internet access to now open these supplemental materials during this call - or for your review at any time.

Investor Feedback

Based on shareholder emails and calls, we have updated our communications to emphasize our four step oil aggregation strategy.

New Strategy

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We seek oil field development prior to production status and view this as our quickest way to establish and increase shareholder value. Thereafter, we’re ready for production or a sale to a major oil producer.

-	Production is now a secondary strategy.
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Using the 2006 Shell buyout model of Blackrock and with other concrete market transactions to support each of our four steps, we seek to maximize shareholder value while accelerating the valuation timeline and limiting risk.

-	For 10 to 20% of the total required and expensive CAPEX for full production, we seek to achieve proven reserve status and present our properties for sale to larger oil companies within three years
-	Full production status involves significant infrastructure and environmental study CAPEX outlays which could delay shareholder value for years

Valuations - we’ve discounted our benchmark of 12 API oil by 27.5% to $43 per barrel using the December 2006 price. We also conservatively applied the 27.5% discount to resource through proven reserve barrel values
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We value land acquisition at cost. Our proposed Peace Oil transaction is valued at $537 per hectare compared to recent transactions of $1,200 and above. That implies that we’re already in the money. In addition, considering that Peace has already drilled 7 wells and that we have third party reserve reports and other lab results, we’re probably already into the Resource Validation stage which we’ll discuss next.

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We value Resource Validation at $0.33 per barrel. Using this value for just our Signet interest, we calculate a potential market cap of $24 million (74 million net recoverable barrels times $0.33) compared to our current $19 million market cap. Upon consummating the Peace Oil transaction in March, total potential market cap could approach $124 million (377 million net barrels times $0.33)

-	Probable reserves are valued at $0.58 per barrel
-	Proven reserves are valued at $1.74. Note that all values are discounted since our underlying commodity price has retreated from the $59 July 2006 peak for 12 API oil to the current $42 per barrel

Increasing our share base

On February 19, 2007 in our special shareholder meeting, we seek to increase our share base from the current 75 million shares to 210 million shares. Along with potential debt where appropriate, this share increase will be our currency to realize our strategy. While the strategy involves dilution, the potential market cap range of $1.8 to $2.3 billion dwarfs our current $19 million market cap. Compare the potential 95 fold market cap increase to the 4 fold share increase (proposed 210 million shares versus our current fully diluted 50 million shares).

To summarize, by authorizing the proposed share increase to realize our strategy, we anticipate a significant increase in shareholder value.

Challenges and Risk Factors

Surge's stock price value depends upon the timely execution and validation of development efforts.
Delays in execution and in achieving favorable independent validation reports will result in both a lower stock price due to valuation delays and require substantially more shares to fund the estimated CAPEX plan.

Execution Risk:
-	Majority partners could face their own fund raising and related execution delays
-	Funding delays for their CAPEX portion could impact Surge's market value
-	Surge could face its own financing delays for its CAPEX portion
-	Reserve results could be less than the anticipated recovery rate range
-	Labor shortages and unavailability of outsourced contractors and services would raise development costs
-	The peak 12 API market price could decline from the current model price
-	The forecasted discount could increase from the current model %
-	The net effective price could decline from the current model price
-	Market perception could vary upon when the development efforts and subsequent values accrue